Exhibit 99.1

SOUTHWEST CASINO CORP ANNOUNCES PRIVATE PLACEMENT

MINNEAPOLIS, MN – January 28, 2005 – Southwest Casino Corporation (OTCBB: SWCC) announced today that the Company had entered into a term sheet with a group of investors headed by Gordon Graves (the Graves Group) under which the Graves Group will purchase up to $50 million in common stock.  Graves, who was the founder and past CEO of Multimedia Games, Inc., will serve as an independent Chairman of the Board of Directors of the Company.  The Graves Group will purchase immediately 10,000,000 shares at a price of $0.60 per share and receive five-year warrants to purchase an additional 20 million shares at a price of $1.70 per share.   The first ten million warrant shares will be callable upon Southwest’s achievement of certain performance requirements.  In addition the Graves Group will be granted the right to acquire another 2,000,000 shares at $5.00 per share during the next five years.  As part of the transaction, Southwest will be obligated to use its best efforts to register for public resale the common shares and the common shares purchasable upon exercise of the warrants and options within six months of closing.  Southwest has also agreed to pay up to an additional 1.17 million common shares, subject to certain adjustments and valued at $1.70 per share for this purpose, to acquire at cost the assets of AcesWired, LLC, a company owned by Graves that has developed a new Texas redemption game and is in the business of developing and operating entertainment centers featuring Class II charity bingo and amusement for prize games.

In connection with their investments, the Graves Group will have the right to nominate four members of an expanded five member board.  The current members of the Southwest Board of Directors will nominate the fifth member.  The present management team will continue to operate Southwest Casino and Hotel Corp., a subsidiary of Southwest Casino Corporation, and the Graves Group will nominate a new team of executives to manage the Aces Wired subsidiary and the parent corporation.

Completing the sale of stock, warrants and options is subject to, among other things, the approvals of the Cheyenne and Arapaho Tribes of Oklahoma Gaming Commission, the National Indian Gaming Commission (NIGC), the Colorado Division of Gaming, and the Minnesota Racing Commission; completion of definitive transaction documents; and approval by Southwest’s shareholders.  Jim Druck, CEO of Southwest Casino Corporation, stated, “Southwest’s directors are pleased to announce this transaction and, barring a material problem that arises during the due diligence process, look forward to voting for this transaction and recommending that Southwest’s shareholders do the same.”

About Southwest Casino Corporation

Southwest Casino Corporation develops, owns, operates and manages casinos, gaming facilities and related amenities in various markets across the United States.  Southwest owns and operates three casinos in Cripple Creek, Colorado and provides management services to the Lucky Star Casino facilities in Concho and Clinton, Oklahoma under a management agreement with the Cheyenne and Arapaho Tribes of Oklahoma.  Southwest owns a 50 percent membership interest in North Metro Harness Initiative, LLC. On January 20, 2005 the Minnesota Racing Commission voted to grant North Metro a license to develop and operate a harness racetrack in Columbus Township in the Twin Cities Metropolitan Area.  Southwest’s corporate offices are located at 2001 Killebrew Drive, Suite 350, Minneapolis, Minnesota 55425.

This Press Release does not constitute an offer of any securities for sale.

This Press Release may contain forward-looking statements, including statements regarding the Company’s beliefs about its business prospects and future results of operations.  These statements involve risks and uncertainties that could cause the statements to be incorrect or cause actual results to differ materially.  Those risks include all risks associated with finalizing and closing an investment transaction, including without limitation the need to complete due diligence review, prepare definitive transaction documents, receive required regulatory and shareholder approvals, and satisfy conditions to closing, along with additional risks applicable to these forward-looking statements described in the Company’s periodic reports field with the Securities and Exchange Commission.  The Company does not undertake to update any forward-looking statements; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:	James B. Druck
Chief Executive Officer
Southwest Casino Corporation
Telephone: 952-853-9990